Exhibit 10.2

AMENDING AGREEMENT NO. 2

THIS AGREEMENT dated as of February 11, 2005,

B E T W E E N:

DELPHAX TECHNOLOGIES CANADA LIMITED
a corporation existing under
the laws of Ontario

- and -

ABN AMRO BANK N. V., CANADA BRANCH,
the Canadian Branch of a Netherlands Bank

     WHEREAS Delphax Technologies Canada Limited (the “Borrower”) and ABN AMRO Bank N.V., Canada Branch (“Lender”) entered into a credit agreement dated as of February 4, 2004 (the “Original Credit Agreement”);

     AND WHEREAS the Borrower and Lender entered into Amendment No. 1 to (I) loan and security agreement dated February 4, 2004 between Delphax Technologies Inc. and LaSalle Business Credit, LLC, and (II) the Original Credit Agreement, dated as of February 24, 2004 (“Amendment No. 1”);

     AND WHEREAS the parties hereto wish to amend the terms of the Original Credit Agreement as amended by Amendment No. 1 on the terms and subject to the conditions set out in this Agreement;

     NOW THEREFORE, in consideration of the premises and the agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. INTERPRETATION

     1.1 Definitions. In this Agreement, the Original Credit Agreement, as amended by Amendment No. 1 and as it may have been further amended, restated, supplemented or otherwise modified from time to time is hereinafter referred to as the “Credit Agreement”.

     1.2 Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

     1.3 References. Unless otherwise specified, all references to sections and subsections in this Agreement are to sections and subsections of the Credit Agreement. Defined terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

     1.4 Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

     1.5 One Agreement. This Agreement further amends and supplements the Credit Agreement. This Agreement and the Credit Agreement shall be read together and constitute one agreement with the same effect as if the amendments made by this Agreement had been contained in the Credit Agreement as of the effective date of this Agreement. All references in agreements between Borrower and Lender or executed by Borrower for Lender’s benefit that refer to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     1.6 Effective Date. This Agreement including, without limitation, the amendments to the Credit Agreement set out in Section 2 of this Agreement, become effective from and including the date referenced on the first page hereof.

     1.7 Conflict. If there is a conflict between any provision of this Agreement and any provision of the Credit Agreement, the relevant provision of this Agreement shall prevail.

2. AMENDMENTS

     2.1 Definitions.

     Subsection 1(a) is hereby amended by inserting the following definitions of “Applicable Margin” and “Debt Service Coverage” in their correct alphabetical order:

     "Applicable Margin” shall mean, subject to the following paragraph, with respect to the period beginning five Business Days after receipt by LaSalle of quarterly financial statements of the Borrower (on a consolidated basis with the Guarantor) and ending on the day five Business Days after the date such financial statements for the next calendar quarter are actually delivered, the percentage specified below, as applicable to Prime Rate Loans, BA Equivalent Loans, U.S. Base Rate Loans or LIBO Rate Loans, based on the Debt Service Coverage for the twelve month period ending on the date of calculation as shown on such financial statements:

			BA Equivalent Loans
	Prime	U.S. Base	and
Debt Service Coverage	Rate Loans	Rate Loans	LIBO Rate Loans
less than l.0 to 1.0	2.25%	0.75%	3.75%
1.0 to 1.0 to less than 1.25 to 1.0	2.00%	0.50%	3.50%
greater than or equal to 1.25 to 1.0	1.75%	0.25%	3.25%

     During the period beginning on the date five Business Days after such quarterly financial statements are required to be delivered pursuant to the U.S. Loan and Security Agreement but are not delivered and ending five Business Days after the date such financial statements for the next calendar quarter are actually delivered, the Applicable Margin shall be as specified above for a Debt Service Coverage of less than 1.0 to 1.0. The Applicable Margin as of February 1, 2005 until the first adjustment is made pursuant to the terms hereof shall be as specified above for a Debt Service Coverage of less than 1.0 to 1.0.

     "Debt Service Coverage” shall have the meaning ascribed thereto in the U.S. Loan and Security Agreement.

     2.2 Rates of Interest. The first two paragraphs of subsection 4(a) are hereby amended by deleting them in their entirety and replacing them with the following paragraphs:

     “Interest accrued on all Loans shall be due and be paid by the Borrower on the earliest of: (i) the last day of each month (for such month) and, in the case of LIBO Rate Loans and BA Equivalent Loans the last day of the applicable LIBO Interest Period or BA Period, computed through the immediately preceding day; (ii) the date of acceleration following the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate their maturity and payment; or (iii) termination of this Agreement pursuant to section 9 hereof. Subject to the immediately following sentence, Interest shall accrue on the principal amount of the Revolving Loans made to the Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one and three quarters percent (1.75%) above the Prime Rate in the case of Prime Rate Loans, three and one quarter percent (3.25%) above the BA Equivalent Rate on the first day of the applicable BA Period in the case of BA Equivalent Loans which rate shall apply during such BA Period, one quarter of one percent (0.25%) above the U.S. Base Rate in the case of U.S. Base Rate Loans and three and one quarter percent (3.25%) above the LIBO Rate for the applicable LIBO Interest Period in the case of LIBO Rate Loans. Notwithstanding the foregoing sentence, commencing on February 1, 2005 and until five (5) Business Days after the Borrower has delivered, or caused the Guarantor to deliver, the financial statements and the compliance certificate required by Section 9(c) of the U.S. Loan and Security Agreement for the calendar month ending June 30, 2005, interest shall accrue on the principal amount of the Revolving Loans made to the Borrower outstanding at the end of each day at a fluctuating rate per annum equal to the sum of (i) the Prime Rate, plus (ii) the Applicable Margin in the case of Prime Rate Loans, the sum of (i) the BA Equivalent Rate on the first day of the applicable BA Period, plus (ii) the Applicable Margin in the case of BA Equivalent Loans which rate shall apply during such BA Period, the sum of (i) the U.S. Base Rate, plus (ii) the Applicable Margin in the case of U.S. Base Rate Loans and the sum of (i) the LIBO Rate for the applicable LIBO Interest Period, plus (ii) the Applicable Margin in the case of LIBO Rate Loans. “LIBO Interest Period” shall mean any continuous period of thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, as selected from time to time by the Borrower by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to LaSalle not less than three (3) Business Days prior to the first day of each respective LIBO Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final LIBO Interest Period shall be such that its expiration occurs on or before the end of the Maturity Date; and (C) if for any reason the Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, U.S. Base Rate Loans.

     Subject to the immediately following sentence, interest shall accrue on the principal amount of the Term Loan made to the Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one half of one percent (0.50%) above U.S. Base Rate in the case of U.S. Base Rate Loans and three and one half percent (3.50%) in excess of the LIBO Rate for the applicable LIBO Interest Period in the case of LIBO Rate Loans. Notwithstanding the foregoing sentence, commencing on February 1, 2005 and until five (5) Business Days after the Borrower has delivered, or caused the Guarantor to deliver, the financial statements and the compliance certificate required by Section 9(c) of the U.S. Loan and Security Agreement for the calendar month ending June 30, 2005, interest shall accrue on the principal amount of the Term Loan made to the Borrower outstanding at the end of each day at a fluctuating rate per annum equal to the sum of (i) the U.S. Base Rate, plus (ii) the Applicable Margin, plus (iii) one quarter of one percent (0.25%) in the case of U.S. Base Rate Loans and the sum of (i) the LIBO Rate for the applicable LIBO Interest Period, plus (ii) the Applicable Margin, plus (iii) one quarter of one percent (0.25%) in the case of LIBO Rate Loans.”

3. CONFIRMATIONS

     3.1 Further Assurances. Borrower covenants and agrees, at its expense and upon the request of Lender, to do all such further acts and to execute and deliver all such further documents, agreements and instruments in favour of Lender as may, in the opinion of Lender, be necessary or desirable in order to fully perform or carry out the purpose and intent of the above undertakings.

     3.2 Default. A default by Borrower under any provision of Section 4 of this Agreement shall constitute an Event of Default under the Credit Agreement.

4. REPRESENTATIONS AND WARRANTIES

     Representations and Warranties of Borrower. Borrower represents and warrants to Lender as follows:

     (a) Power and Capacity. It has full power and capacity to enter into, deliver and perform its obligations under this Agreement and the Credit Agreement as amended by this Agreement.

     (b) Due Authorization and No Conflict. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement and the Credit Agreement as amended by this Agreement:

     (i) have been duly authorized by all necessary corporate action;

     (ii) do not and will not conflict with, result in any breach or violation of, or constitute a default under, the constating documents or by-laws of or any law, regulation, order, judgment, arrangement, writ, injunction, decree, determination or award presently in effect and applicable to it or any commitment, agreement or any other instrument to which it is now a party or is otherwise bound;

     (iii) do not result in or require the creation of any security interest upon or with respect to any of its properties or assets; and

     (iv) except as advised in writing to Lender concurrently herewith, do not require the consent or approval of, or registration or filing with, any other party (including shareholders of Borrower) or any governmental body, agency or authority.

     (c) Valid and Enforceable Obligations. Each of this Agreement and the Credit Agreement as amended by this Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms subject to applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application affecting creditors’ rights generally and general principles of equity.

5. GENERAL

     5.1 Lender’s Expenses. Borrower agrees to pay on demand all of Lender’s out-of-pocket costs and expenses (including without limitation legal fees and expenses) arising in connection with this Agreement.

     5.2 Benefit of Agreement. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

     5.3 Further Assurances. Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary to give effect to the provisions and intent of this Agreement.

     5.4 No Novation. This Agreement will not discharge or constitute novation of any debt, obligation, covenant or agreement contained in the Credit Agreement or any of the Other Agreements (as defined in the Credit Agreement) but same shall remain in full force and effect save to the extent same are amended by the provisions of this Agreement.

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     5.5 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     IN WITNESS WHEREOF the parties have executed this Agreement.

DELPHAX TECHNOLOGIES CANADA LIMITED	ABN AMRO BANK N. V., CANADA BRANCH
By: /s/ Jeffrey S. Mathiesen Name: Jeffrey S. Mathiesen Title: Vice President and CFO	By: /s/ Darcy Mack Name: Darcy Mack Title: First Vice President
By:	By: /s/ Barry Walsh Name: Barry Walsh Title: First Vice President
I/we have authority to bind the Corporation	I/we have authority to bind the Bank.

TO: ABN AMRO BANK N. V., CANADA BRANCH

     The undersigned: (a) acknowledges receipt of a copy of the aforesaid Credit Agreement, and of the further amendments contained in the foregoing Amending Agreement; (b) acknowledges and confirms that it is bound by the provisions of the Credit Agreement, as amended by the foregoing Amending Agreement, as a guarantor; (c) confirms any representation or warranty in any way related to it therein and confirms the continuing nature thereof; (d) covenants and agrees to abide by all covenants and agreements of the Borrower to cause any action or thing to be done by it or otherwise relating to it; and (e) confirms that the guarantee delivered to you by it pursuant to the Credit Agreement, as amended by the foregoing Amending Agreement, guarantees, in accordance with its terms, inter alia payment of all obligations, liabilities and indebtedness of Delphax Technologies Canada Limited to you under or in respect of the Credit Agreement, as amended by the terms of the foregoing Amending Agreement.

DATED as of February 11, 2005

DELPHAX TECHNOLOGIES INC.
By:	/s/ Jeffrey S. Mathiesen
	Name:	Jeffrey S. Mathiesen
	Title:	Vice President and CFO I have the authority to bind the Corporation.